Exhibit 24.1
POWER OF ATTORNEY
     Each of the undersigned, an officer and/or director of Teekay Offshore Partners L.P. (the “Company”), constitutes and appoints Peter Evensen and C. Sean Day, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign one or more Form F-3 Registration Statements under the Securities Act of 1933 (as amended, the “Act”), prepared in connection with the registration and issuance of common units representing limited partner interests (including post-effective or any other amendments thereto, all exhibits thereto and all other documents in connection therewith), and any Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Act (including any amendments thereto, all exhibits thereto and all other documents in connection therewith), and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Dated:  May 13, 2011
THIS POWER OF ATTORNEY MAY BE EXECUTED IN COUNTERPARTS

/s/ Peter Evensen	/s/ C. Sean Day

Peter Evensen	C. Sean Day

/s/ Kenneth Hvid	/s/ David L. Lemmon

Kenneth Hvid	David L. Lemmon

/s/ Carl Mikael L.L. von Mentzer	/s/ John Peacock

Carl Mikael L.L. von Mentzer	John Peacock